Exhibit 99.01

Eastman Announces Third-Quarter 2021 Financial Results

KINGSPORT, Tenn., Oct. 28, 2021 – Eastman Chemical Company (NYSE:EMN) announced its third-quarter 2021 financial results.

(In millions, except per share amounts)	3Q2021	2Q2021	3Q2020
Sales revenue	$2,720	$2,653	$2,122
Earnings (loss) before interest and taxes ("EBIT")	370	(56)	243
Adjusted EBIT*	445	454	310
Earnings (loss) per diluted share	2.57	(1.07)	1.18
Adjusted earnings per diluted share*	2.46	2.46	1.57
Net cash provided by operating activities	547	426	442
Free cash flow*	430	319	360

*For non-core and unusual items excluded from adjusted earnings and for adjusted provision for income taxes, calculation of free cash flow, segment adjusted EBIT margins, and net debt, and reconciliations to reported company and segment earnings and to cash provided by operating activities and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, 4B, 5A, 5B, and 6.

“Our third-quarter sales revenue was a quarterly record, reflecting the impact of our innovation and market development initiatives and continued solid underlying demand across most end markets,” said Mark Costa, Board Chair and CEO. “In addition, our earnings remained resilient despite logistics constraints and the acceleration of higher variable costs through the quarter. The combination of continued price increases and our growth, cost savings, and execution initiatives is enabling us to offset these rising input costs. We also remain focused on our cash flow, and although inflation is impacting working capital, we expect full-year free cash flow to approach $1.1 billion.”

Corporate Results 3Q 2021 versus 3Q 2020 and 2Q 2021

Compared to third quarter 2020, sales revenue increased 28 percent due to 19 percent higher selling prices and 9 percent higher volume/mix.

The increased selling prices, led by Chemical Intermediates and Additives & Functional Products, were due to higher raw material, energy, and distribution prices, continued strong end-market demand, and tight market conditions. Higher sales volume/mix was due to continued strong recovery in demand across key end markets and our innovative products enabling above-market growth, especially in building & construction, transportation, and consumer durables markets. Increasing logistics constraints limited our ability to serve strong demand.

EBIT increased due to higher sales volume and more favorable product mix as a result of increased sales of specialty products, particularly in Advanced Materials. Spreads were flat due to increased Chemical Intermediates prices that outpaced higher raw material, energy, and distribution costs, offset by compression in specialty businesses with increased selling prices lagging higher raw material, energy, and distribution costs.

Compared to second quarter 2021, sales revenue increased 3 percent due to 4 percent higher selling prices, offset by 1 percent lower volume/mix. Selling prices increased due to higher raw material and energy prices and continued strong key end-market demand, including building & construction. Through the quarter, automotive OEM component shortages increasingly reduced auto production, particularly impacting Advanced Materials.

EBIT decreased slightly as higher raw material and energy costs outpaced higher selling prices and lower structural costs. Distribution costs remained elevated. Less favorable product mix was primarily due to decreased sales of certain specialty products, particularly in Additives & Functional Products.

Segment Results 3Q 2021 versus 3Q 2020 and 2Q 2021

Advanced Materials – Compared to third quarter 2020, sales revenue increased 15 percent due to 10 percent higher volume/mix, 4 percent higher selling prices, and a 1 percent favorable foreign currency exchange impact.

Higher volume/mix across the segment was due to strong demand in key end markets, including medical, consumer durables, and electronics. Higher selling prices were due to higher raw material, energy, and distribution prices, particularly for specialty plastics.

EBIT decreased as more favorable product mix due to increased sales of specialty plastics and performance films products was more than offset by lower spreads and continued investment in growth.

Compared to second quarter 2021, sales revenue was unchanged as a 1 percent increase in selling prices was offset by a 1 percent decrease in volume/mix.

Demand remained strong across key end markets, including consumer durables and building & construction. Late in the quarter, automotive OEM component shortages began to negatively impact demand for performance films and advanced interlayers products used in higher-end, premium vehicle production.

EBIT decreased due to higher raw material and energy costs and lower sales volumes for advanced interlayers and performance films products used in automotive applications. Distribution costs remained elevated.

Additives & Functional Products – Compared to third quarter 2020, sales revenue increased 34 percent due to 18 percent higher selling prices and 16 percent higher volume/mix.

Higher selling prices, led by coatings and care additives, were due to higher raw material, energy, and distribution prices. Higher volume/mix, particularly of coatings and care additives was due to continued strong end-market demand.

EBIT increased due to higher sales volume and more favorable product mix, partially offset by lower spreads due to higher raw material, energy, and distribution costs outpacing higher selling prices.

Compared to second quarter 2021, sales revenue increased 8 percent due to 7 percent higher selling prices and 2 percent higher volume/mix.

Higher selling prices, particularly for coatings and care additives, were due to higher raw material and energy prices, which continued to rise throughout the quarter. Higher sales volume was led by care additives, which benefitted from increased capacity after a manufacturing maintenance shutdown in second quarter 2021. Less favorable product mix was primarily due to decreased sales of high-value automotive coatings additives.

Adjusted EBIT increased due to lower planned manufacturing maintenance costs and increased spreads, partially offset by less favorable product mix. Distribution costs remained elevated.

Chemical Intermediates – Compared to third quarter 2020, sales revenue increased 44 percent due to 46 percent higher selling prices offset by 2 percent lower volume/mix.

Higher selling prices were due to higher raw material, energy, and distribution prices, continued strong demand, and tight commodity markets.

EBIT increased primarily due to increased spreads.

Compared to second quarter 2021, sales revenue decreased 1 percent due to 5 percent lower volume/mix partially offset by 4 percent higher selling prices.

Volume decreased primarily due to lower functional amines sales resulting from seasonality in the agriculture end market. Selling prices increased as raw material and energy prices continued to rise throughout the quarter.

EBIT decreased due to lower volume and spreads, partially offset by lower planned manufacturing maintenance shutdown costs.

Fibers – Compared to third quarter 2020, sales revenue increased 8 percent due to 7 percent higher volume/mix and 1 percent higher selling prices. Higher textiles sales volume was due to our market development initiatives and the continued recovery of the textiles end market, which was negatively impacted by COVID-19.

EBIT decreased primarily due to higher raw material, energy, and distribution costs.

Compared to second quarter 2021, sales revenue was unchanged as 2 percent higher selling prices were offset by 2 percent lower volume/mix.

EBIT decreased primarily due to higher raw material, energy, and distribution costs.

Cash Flow

In first nine months 2021, cash from operating activities was $1.19 billion. Free cash flow (cash from operating activities less net capital expenditures) was $874 million. See Tables 5A and 5B. In first nine months 2021, the company returned $572 million to stockholders through dividends and share repurchases.

Priorities for uses of available cash for 2021 include payment of the quarterly dividend, bolt-on acquisitions, share repurchases, and further reduction of net debt.

2021 Outlook

Commenting on the outlook for full-year 2021, Costa said: “Through nine months of 2021, we have delivered compelling revenue and earnings growth reflecting the strength of our innovation-driven growth model. Our volume is growing faster than our end markets, particularly for building & construction, consumer durables, and transportation, and we continue to improve our product mix as we grow our higher-value specialty product lines. We also remain disciplined on costs as we implement our operations transformation program. As we enter the fourth quarter, we continue to see logistics challenges, supply chain issues for customers, and an acceleration of higher raw material and energy costs. We are implementing price increases across our specialty product lines to offset these higher costs and expect to be caught up early in 2022. Putting this all together, we now expect 2021 adjusted EPS to be between $8.80 and $9.00, and we expect free cash flow to approach $1.1 billion.

The full-year 2021 projected earnings exclude any non-core, unusual or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items, and we accordingly are unable to reconcile projected earnings excluding non-core and any unusual or non-recurring items to reported GAAP earnings without unreasonable efforts.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; logistics challenges, supply chain issues for customers, and raw material and energy costs; competitive position and acceptance of specialty products in key markets; mix of products sold; cost reductions; and revenue, earnings, cash flow, and cash and cash equivalents for full-year 2021. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-Q filed for second quarter 2021 available, and the Form 10-Q to be filed for third quarter 2021 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on October 29, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 5:00 p.m. ET on October 28, 2021. To listen via telephone, the dial-in number is 323-994-2093, passcode number 4175522. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, October 29, 2021 to 11:00 a.m. ET, November 8, 2021 at 888-203-1112 or 719-457-0820, passcode 4175522.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2020 revenues of approximately $8.5 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #
Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
October 28, 2021

For Eastman Chemical Company Third Quarter 2021 Financial Results Release

Table 1 – Statements of Earnings

	Third Quarter		First Nine Months
(Dollars in millions, except per share amounts; unaudited)	2021	2020	2021	2020
Sales	$2,720	$2,122	$7,782	$6,287
Cost of sales	2,058	1,621	5,841	4,838
Gross profit	662	501	1,941	1,449
Selling, general and administrative expenses	201	165	587	480
Research and development expenses	66	56	187	169
Asset impairments and restructuring charges, net	7	60	29	215
Other components of post-employment (benefit) cost, net	(36)	(30)	(109)	(90)
Other (income) charges, net	(6)	7	(11)	10
Loss on business held for sale (1)	60	—	555	—
Earnings before interest and taxes	370	243	703	665
Net interest expense	49	52	150	159
Early debt extinguishment costs	—	1	—	1
Earnings before income taxes	321	190	553	505
Provision for income taxes	(33)	25	66	50
Net earnings	354	165	487	455
Less: Net earnings attributable to noncontrolling interest	3	4	8	9
Net earnings attributable to Eastman	$351	$161	$479	$446

Basic earnings per share attributable to Eastman	$2.60	$1.19	$3.53	$3.29
Diluted earnings per share attributable to Eastman	$2.57	$1.18	$3.49	$3.27

Shares (in millions) outstanding at end of period	134.4	135.5	134.4	135.5
Shares (in millions) used for earnings per share calculation
Basic	135.3	135.3	135.8	135.5
Diluted	137.0	136.3	137.6	136.4
(1)Sale of rubber additives (including Crystex™ insoluble sulfur and Santoflex™ antidegradants) and other product lines and related assets and technology of the global tire additives business of the Additives & Functional Products ("AFP") segment. See "Management's Discussion and Analysis of Financial Condition" and "Overview" of the Quarterly Report on Form 10-Q for second quarter 2021. The sale is expected to be completed in fourth quarter 2021.

Table 2A – Segment Sales Information

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Sales by Segment
Additives & Functional Products	$997	$742	$2,793	$2,249
Advanced Materials	770	668	2,255	1,850
Chemical Intermediates	731	506	2,072	1,559
Fibers	222	206	662	629
Total Eastman Chemical Company	$2,720	$2,122	$7,782	$6,287

Second Quarter
(Dollars in millions, unaudited)	2021
Sales by Segment
Additives & Functional Products	$925
Advanced Materials	769
Chemical Intermediates	736
Fibers	223
Total Eastman Chemical Company	$2,653

Table 2B – Sales Revenue Change

	Third Quarter 2021 Compared to Third Quarter 2020
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	34%	16%	18%	—%
Advanced Materials	15%	10%	4%	1%
Chemical Intermediates	44%	(2)%	46%	—%
Fibers	8%	7%	1%	—%

Total Eastman Chemical Company	28%	9%	19%	—%

	First Nine Months 2021 Compared to First Nine Months 2020
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	24%	13%	9%	2%
Advanced Materials	22%	18%	2%	2%
Chemical Intermediates	33%	(3)%	35%	1%
Fibers	5%	5%	—%	—%

Total Eastman Chemical Company	24%	10%	12%	2%

	Third Quarter 2021 Compared to Second Quarter 2021
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products	8%	2%	7%	(1)%
Advanced Materials	—%	(1)%	1%	—%
Chemical Intermediates	(1)%	(5)%	4%	—%
Fibers	—%	(2)%	2%	—%

Total Eastman Chemical Company	3%	(1)%	4%	—%

Table 2C – Sales by Customer Location

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Sales by Customer Location
United States and Canada	$1,197	$894	$3,398	$2,660
Europe, Middle East, and Africa	698	556	2,042	1,713
Asia Pacific	658	547	1,877	1,565
Latin America	167	125	465	349
Total Eastman Chemical Company	$2,720	$2,122	$7,782	$6,287

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Additives & Functional Products
Earnings (loss) before interest and taxes	$91	$107	$(142)	$194
Asset impairments and restructuring charges, net (2)(3)(4)	2	2	9	136
Loss on business held for sale and related transaction costs (5)	68	—	563	—
Excluding non-core item	161	109	430	330
Advanced Materials
Earnings before interest and taxes	125	129	421	293
Asset impairments and restructuring charges, net (6)	3	3	7	10
Accelerated depreciation (6)	—	7	4	7
Excluding non-core items	128	139	432	310
Chemical Intermediates
Earnings before interest and taxes	130	31	336	131
Asset impairments and restructuring charges, net (4)	2	1	13	4
Excluding non-core item	132	32	349	135
Fibers
Earnings before interest and taxes	32	41	114	140
Other
Loss before interest and taxes	(8)	(65)	(26)	(93)
Asset impairments and restructuring charges, net	—	54	—	65
Excluding non-core items	(8)	(11)	(26)	(28)

Total Eastman Chemical Company
Earnings before interest and taxes	370	243	703	665
Asset impairments and restructuring charges, net	7	60	29	215
Loss on business held for sale and related transaction costs	68	—	563	—
Accelerated depreciation	—	7	4	7
Total earnings before interest and taxes excluding non-core items	$445	$310	$1,299	$887
(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for third quarter 2020 for description of third quarter and first nine months 2020 non-core items.
(2)Third quarter and first nine months 2021 severance charges of $1 million, and first nine months 2021 asset impairment charges of $4 million and site closure costs of $2 million from the previously reported closure of a tire additives manufacturing facility in Asia Pacific as part of ongoing site optimization.
(3)First nine months 2021 gain on the sale of previously impaired assets of $1 million from the previously reported closure of an animal nutrition manufacturing facility in Asia Pacific as part of ongoing site optimization.
(4)Third quarter and first nine months 2021 site closure costs of $2 million and $1 million in the Chemical Intermediates ("CI") and AFP segments, respectively, and first nine months 2021 site closure costs of $6 million and $2 million in the CI and AFP segments, respectively, and contract termination fees in first nine months 2021 of $7 million and $1 million in the CI segment and AFP segment, respectively.
(5)See Table 1 note (1).
(6)Third quarter and first nine months 2021 site closure costs of $2 million from the previously reported closure of a performance films manufacturing facility in North America. Third quarter and first nine months 2021 site closure costs of $1 million and $3 million, respectively, and first nine months 2021 asset impairment charges of $1 million, severance charges of $1 million, and accelerated depreciation related to the previously reported closure of an advanced interlayers manufacturing facility in North America. Both closures were part of ongoing site optimization.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued)

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$370	$243	$703	$665
Costs of sales	—	7	4	7
Selling, general and administrative expenses	8	—	8	—
Asset impairments and restructuring charges, net	7	60	29	215
Loss on business held for sale	60	—	555	—
Total earnings before interest and taxes excluding non-core items	$445	$310	$1,299	$887

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

Second Quarter
(Dollars in millions, unaudited)	2021
Additives & Functional Products
Earnings (loss) before interest and taxes	$(368)
Asset impairments and restructuring charges, net	5
Loss on business held for sale	495
Excluding non-core item	132
Advanced Materials
Earnings before interest and taxes	150
Asset impairments and restructuring charges, net	3
Excluding non-core items	153
Chemical Intermediates
Earnings before interest and taxes	137
Asset impairments and restructuring charges, net	7
Excluding non-core item	144
Fibers
Earnings before interest and taxes	37
Other
Loss before interest and taxes	(12)

Total Eastman Chemical Company
Earnings (loss) before interest and taxes	(56)
Asset impairments and restructuring charges, net	15
Loss on business held for sale	495
Total earnings before interest and taxes excluding non-core items	$454

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings (loss) before interest and taxes	$(56)
Asset impairments and restructuring charges, net	15
Loss on business held for sale	495
Total earnings before interest and taxes excluding non-core items	$454

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2021 for description of second quarter 2021 non-core items.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Third Quarter				First Nine Months
(Dollars in millions, unaudited)	2021		2020		2021		2020
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$161	16.1%	$109	14.7%	$430	15.4%	$330	14.7%
Advanced Materials	128	16.6%	139	20.8%	432	19.2%	310	16.8%
Chemical Intermediates	132	18.1%	32	6.3%	349	16.8%	135	8.7%
Fibers	32	14.4%	41	19.9%	114	17.2%	140	22.3%
Total segment EBIT excluding non-core items	453	16.7%	321	15.1%	1,325	17.0%	915	14.6%
Other	(8)		(11)		(26)		(28)
Total EBIT excluding non-core items	$445	16.4%	$310	14.6%	$1,299	16.7%	$887	14.1%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

	Second Quarter
(Dollars in millions, unaudited)	2021
	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products	$132	14.3%
Advanced Materials	153	19.9%
Chemical Intermediates	144	19.6%
Fibers	37	16.6%
Total segment EBIT excluding non-core items	466	17.6%
Other	(12)
Total EBIT excluding non-core items	$454	17.1%

(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings (Loss) Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Third Quarter 2021
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for (Benefit from) Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$370	$321	$(33)	(10)%	$351	$2.57
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	7	7	2		5	0.04
Loss on business held for sale and related transaction costs (2)	68	68	24		44	0.30
Adjustment from tax law changes (3)	—	—	15		(15)	(0.11)
Interim adjustment to tax provision (4)	—	—	47		(47)	(0.34)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$445	$396	$55	14%	$338	$2.46

	Third Quarter 2020
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$243	$190	$25	13%	$161	$1.18
Non-Core Items: (1)
Asset impairments and restructuring charges, net	60	60	15		45	0.33
Accelerated depreciation	7	7	2		5	0.04
Early debt extinguishment costs	—	1	—		1	—
Interim adjustment to tax provision (4)	—	—	(2)		2	0.02
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$310	$258	$40	16%	$214	$1.57

(1)See Table 3A for description of third quarter 2021 and 2020 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)See Table 1 note (1).
(3)Decrease to the provision for income taxes due to adjustment of the amount recognized in prior years as a result of the 2017 Tax Cuts and Jobs Act.
(4)The adjusted provision for income taxes for third quarter 2021 and 2020 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings (Loss) Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	First Nine Months 2021
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$703	$553	$66	12%	$479	$3.49
Non-Core or Unusual Items: (1)
Asset impairments and restructuring charges, net	29	29	6		23	0.16
Loss on business held for sale and related transaction costs (2)	563	563	54		509	3.69
Accelerated depreciation	4	4	1		3	0.02
Adjustments from tax law changes (3)	—	—	15		(15)	(0.11)
Interim adjustment to tax provision (4)	—	—	29		(29)	(0.20)
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$1,299	$1,149	$171	15%	$970	$7.05

	First Nine Months 2020
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$665	$505	$50	10%	$446	$3.27
Non-Core Items: (1)
Asset impairments and restructuring charges, net	215	215	51		164	1.20
Accelerated depreciation	7	7	2		5	0.04
Early debt extinguishment costs	—	1	—		1	—
Interim adjustment to tax provision (4)	—	—	9		(9)	(0.06)
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$887	$728	$112	16%	$607	$4.45

(1)See Table 3A for description of first nine months 2021 and 2020 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)See Table 1 note (1).
(3)Decrease to the provision for income taxes due to adjustment of the amount recognized in prior years as a result of the 2017 Tax Cuts and Jobs Act.
(4)The adjusted provision for income taxes for first nine months 2021 and 2020 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	Second Quarter 2021
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$(56)	$(107)	$37	—	$(146)	$(1.07)
Non-Core Items: (1)
Asset impairments and restructuring charges, net	15	15	3		12	0.09
Loss on business held for sale and related transaction cots (2)	495	495	30		465	3.38
Interim adjustment to tax provision (3)	—	—	(8)		8	0.06
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$454	$403	$62	16%	$339	$2.46

(1)See Table 3A for description of second quarter 2021 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)See Table 1 note (1).
(3)The adjusted provision for income taxes for second quarter 2021 was calculated applying the then current forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Nine Months (1)
	2021	2020
Effective tax rate	12%	10%
Tax impact of current year non-core items (2)	3%	7%
Changes in tax contingencies and valuation allowances	1%	1%
Forecasted full year impact of expected tax events	(1)%	(2)%
Forecasted full year adjusted effective tax rate	15%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.0 percent and 15.5 percent for first nine months 2021 and 2020, respectively.
(2)Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5A – Statements of Cash Flows

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Operating activities
Net earnings (loss)	$354	$165	$487	$455
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	127	149	416	429
Asset impairment charges	—	—	5	145
Early debt extinguishment costs	—	1	—	1
Loss on business held for sale	60	—	555	—
Provision for (benefit from) deferred income taxes	(38)	6	(66)	(14)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(78)	(163)	(439)	(90)
(Increase) decrease in inventories	(155)	95	(369)	316
Increase (decrease) in trade payables	71	130	377	(213)
Pension and other postretirement contributions (in excess of ) less than expenses	(45)	(25)	(142)	(108)
Variable compensation (in excess of) less than expenses	82	55	90	25
Other items, net	169	29	275	103
Net cash provided by operating activities	547	442	1,189	1,049
Investing activities
Additions to properties and equipment	(117)	(82)	(315)	(278)
Acquisitions, net of cash acquired	(48)	—	(111)	—
Additions to capitalized software	(6)	—	(18)	—
Other items, net	1	1	(3)	(4)
Net cash used in investing activities	(170)	(81)	(447)	(282)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	(25)	(83)	(50)	14
Proceeds from borrowings	—	—	—	249
Repayment of borrowings	—	(250)	—	(250)
Dividends paid to stockholders	(94)	(90)	(282)	(269)
Treasury stock purchases	(150)	—	(290)	(60)
Proceeds from stock option exercises and other items, net	—	7	38	(6)
Net cash used in financing activities	(269)	(416)	(584)	(322)
Effect of exchange rate changes on cash and cash equivalents	—	1	(5)	1
Net change in cash and cash equivalents	108	(54)	153	446
Cash and cash equivalents at beginning of period	609	704	564	204
Cash and cash equivalents at end of period	$717	$650	$717	$650

Table 5B – Net Cash Provided By Operating Activities to Free Cash Flow Reconciliations

	Third Quarter		First Nine Months
(Dollars in millions, unaudited)	2021	2020	2021	2020
Net cash provided by operating activities	$547	$442	$1,189	$1,049
Capital expenditures	(117)	(82)	(315)	(278)
Free cash flow	$430	$360	$874	$771

Table 6 – Total Borrowings to Net Debt Reconciliations

	September 30,	December 31,
(Dollars in millions, unaudited)	2021	2020
Total borrowings	$5,488	$5,618
Less: Cash and cash equivalents	717	564
Net debt (1)	$4,771	$5,054

(1)Includes a non-cash decrease of $84 million in 2021 and a non-cash increase of $132 million in 2020 resulting from foreign currency exchange rates.